  Exhibit 99.1

Dynatronics Appoints John A. Krier as Chief Financial Officer

Cottonwood Heights, Utah (March 23, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced the appointment of John A. Krier as Chief Financial Officer (CFO), effective March 23, 2020. Krier will report to the company’s President and Chief Executive Officer, Brian Baker, and will lead the company’s finance, accounting, and investor relations functions as well as the commercial teams. He succeeds David A. Wirthlin as Dynatronics’ CFO, who will be leaving the company to pursue other opportunities.

Most recently, Krier was Vice President of Marketing at Breg, Inc., a significant Dynatronics’ customer, where his work included executive leadership for Breg’s bracing product and technology marketing teams, including integrated applications with healthcare systems, service solutions with third-party payer reimbursement, and customer experience. Prior to joining Breg, Krier was President of Viscent, LLC, an orthopedic bracing supplier acquired by Breg in October 2014, where the company grew revenue nearly four-fold through acquisitions and organic growth in the three years under his leadership. Krier began his career as a Certified Public Accountant for Deloitte where he advanced to senior manager with responsibility for clients primarily in the life sciences and healthcare sector with project responsibilities in additional industries.

"John is a seasoned business executive with a diverse set of multi-functional leadership experiences. He brings extensive experience in strategy, marketing, and executive leadership in the medical device industry, in addition to his finance and accounting credentials," explained Baker. “I am confident in his ability to not only lead our finance organization, but also to contribute significantly to the overall leadership of the company and to the execution of our commercial strategy and business plan.”

“I am very pleased to join Dynatronics,” said Krier. “This is a company with a longstanding reputation for excellence in physical therapy, athletic training, and restorative products. I am excited to join the management team and contribute to the success of the business at such a transformative time for the company.”

“I also want to personally thank our outgoing CFO, David Wirthlin, for his contributions to Dynatronics over the past several years,” added Baker. “David was instrumental in the company’s acquisitions and integrations of Hausmann and Bird & Cronin. He established and managed our banking relationship, and he significantly upgraded our budgeting and reporting processes. We wish him the best as he has chosen to pursue other opportunities.”

Krier resides in Minneapolis and will operate from the company’s Eagan, Minnesota facility, which, with the addition of Krier now houses the principal executive offices of the company.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

For additional information, please visit: www.dynatronics.com
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